EXHIBIT 4.01

EXECUTION VERSION

CONSENT AND WAIVER

This CONSENT AND WAIVER, dated as of August 9, 2019 (this “Consent and Waiver”), is granted in connection with the Third Amended and Restated Credit Agreement, dated as of September 13, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among El Paso Electric Company, a Texas corporation (“El Paso”), The Bank of New York Mellon Trust Company, N.A., a national banking association with trust powers, not in its individual capacity, but solely in its capacity as successor trustee of the Rio Grande Resources Trust II (in such capacity, including any successor thereto, the “Trustee”; each of El Paso and the Trustee is referred to individually herein as a “Borrower” and collectively as the “Borrowers”), the Lenders named therein and from time to time party thereto, the Issuing Banks named therein and from time to time party thereto, MUFG Union Bank, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) for the Lenders and the Issuing Banks, and MUFG Union Bank, N.A., as syndication agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
RECITALS

1.    On June 1, 2019, El Paso entered into that certain Agreement and Plan of Merger, dated as of June 1, 2019 (as amended, supplemented or otherwise modified from time to time, but without giving effect to any amendment, supplement, modification or waiver thereof or any consent thereunder that is adverse to the Lenders in any material respect without the prior written consent of the Required Lenders, the “Merger Agreement”), by and among El Paso, Sun Jupiter Holdings LLC, a Delaware limited liability company (“Sun Jupiter”), and Sun Merger Sub Inc., a Texas corporation and wholly owned subsidiary of Sun Jupiter (“Merger Sub”).

2.    On and subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into El Paso (such merger, as further described in this paragraph 2, being referred to herein as the “Merger”), with El Paso continuing as the surviving corporation in the Merger and becoming an indirect Wholly Owned Subsidiary of IIF US Holding 2 LP, a Delaware limited partnership and an affiliate of the Infrastructure Investments Fund, an investment vehicle advised by J.P. Morgan Investment Management Inc.

3.    Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, the directors of Merger Sub as of immediately prior to such effective time shall become the directors of El Paso (the “Change in Directors”).

4.    The consummation of the Merger and the Change in Directors would result in a Change in Control pursuant to the terms of the Credit Agreement (the “Merger Change in Control”).

5.    El Paso has requested that the Lenders consent to the Merger and waive any Default or Event of Default that would occur as a result of the Merger Change in Control, and the Required Lenders have agreed to such consent and waiver on the terms and conditions set forth herein.

NOW THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.Consent and Waiver. The Required Lenders hereby (a) consent to the Merger and the Change in Directors on and subject to the terms and conditions set forth in the Merger Agreement and (b) waive any Default or Event of Default that would occur pursuant to Section 7.01(k) of the Credit Agreement solely as a result of the Merger Change in Control.

SECTION 2.“Know Your Customer” Requirements; Beneficial Ownership Certification. El Paso agrees that (a) in connection with the Merger, El Paso shall provide all documentation and other information reasonably requested by the Trustee, any Lender or the Administrative Agent pursuant to Section 5.04(g) of the Credit Agreement, (b) if, as a result of the Merger, the Beneficial Ownership Certification delivered by El Paso to the Administrative Agent pursuant to Section 4.02(i) of the Credit Agreement would not be true and correct in all respects, then on or before the effective date of the Merger, it shall provide an updated Beneficial Ownership Certification to the Administrative Agent and the Trustee pursuant to Section 5.04(i) of the Credit Agreement that reflects the consummation of the transactions contemplated by the Merger Agreement and (c) subject to the last paragraph of Section 5.04 of the Credit Agreement, it shall provide written notice to the Administrative Agent and the Trustee promptly (and in any event within five (5) Business Days) upon the consummation of the Merger.

SECTION 3.Conditions of Effectiveness. This Consent and Waiver shall become effective as of the date first written above when, and only when, the Administrative Agent shall have received counterparts of this Consent and Waiver executed by the Borrowers and the Required Lenders.

SECTION 4.Representations and Warranties of the Borrowers. Each of El Paso and, subject to Sections 10.18 and 10.19 of the Credit Agreement, the Trustee represents and warrants to the Administrative Agent, the Issuing Banks and each of the Lenders that as of the date hereof:

(a)Organization; Powers. (i) El Paso has the corporate power and authority to execute and deliver this Consent and Waiver and to perform its obligations hereunder.
(ii)    BONY, in its capacity as Trustee, has all requisite trust power and authority to execute and deliver this Consent and Waiver and to perform its obligations hereunder.

(b)Authorization. The execution, delivery and performance by it of this Consent and Waiver (i) have been duly authorized by all requisite corporate, trust and, if required, stockholder action and (ii) will not (A) violate (1) with respect to El Paso and each of the Material Subsidiaries, any provision of law, statute, rule or regulation, or of the articles of incorporation or other constitutive documents or by-laws of El Paso or any of its Material Subsidiaries or of the Trust Agreement, as applicable, (2) with respect to the Trustee, any provision of law, statute, rule or regulation, or of the articles of incorporation or other constitutive documents or by-laws of the Trustee or of the Trust Agreement, as applicable, (3) any order of any Governmental Authority binding on it or any of its property or (4) any provision of any indenture, agreement or other instrument to which it is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by it. This Consent and Waiver has been duly executed and delivered by it.

(c)Enforceability. This Consent and Waiver constitutes its legal, valid and binding obligation enforceable against it in accordance with such document’s terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by, any Governmental Authority is or will be required in connection with the transactions contemplated by Section 1 of this Consent and Waiver, except for such as have been made or obtained, are in full force and effect and are not subject to any appeal or stay.

(e)No Default; Event of Default. No Default or Event of Default has occurred and is continuing or would occur as a result of the execution, delivery or performance of this Consent and Waiver.

(f)Credit Agreement Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date).

(g)Merger Agreement. True, correct and complete copies of the Merger Agreement (together with all exhibits and schedules thereto) and the Disclosure Letters (as defined in the Merger Agreement) are attached hereto as Exhibit A. As of the date hereof, the Merger Agreement has not been amended, supplemented or otherwise modified since the original date of execution thereof, except as attached hereto as Exhibit A, and remains in full force and effect on the date hereof.

SECTION 5.Waiver Limited. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement after giving effect to this Consent and Waiver. Except as specifically provided in this Consent and Waiver, the Credit Agreement and all other Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Consent and Waiver shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, the Agents or the Issuing Banks under the Credit Agreement or any other Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document. The grant of the consent and waiver set forth herein will not, either alone or taken with other waivers of provisions of the Credit Agreement or any other Loan Document, be deemed to create or be evidence of a course of conduct. Any future or additional waiver of any provision of the Credit Agreement or any other Loan Document shall be effective only if set forth in a writing separate and distinct from this Consent and Waiver and executed by the appropriate parties in accordance with the terms thereof. The terms and conditions of the Credit Agreement, as modified by this Consent and Waiver, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto with respect to the subject matter thereof and supersede all oral communications and prior writings with respect thereto. This Consent and Waiver shall constitute a “Loan Document” for all purposes under the Credit Agreement and the other Loan Documents.

SECTION 6.Non-Reliance. Each Lender acknowledges that it has, independently and without reliance upon any Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Consent and Waiver. Each Lender also acknowledges that it will, without reliance upon any Agent, any Issuing Bank or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit decisions in taking or not taking action under or based upon this Consent and Waiver, the Credit Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 7.Costs and Expenses. Each Borrower jointly and severally agrees to promptly pay on demand all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Consent and Waiver, including, without limitation, the reasonable and documented fees, charges and disbursements of Hughes Hubbard & Reed LLP, counsel to the Administrative Agent, with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and under the Credit Agreement in connection with this Consent and Waiver.

SECTION 8.Execution in Counterparts. This Consent and Waiver may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Consent and Waiver by facsimile or other electronic transmission (including, without limitation, by Adobe portable document format file (also known as a “PDF” file)) shall be as effective as delivery of a manually signed counterpart of this Consent and Waiver.

SECTION 9.Governing Law. This Consent and Waiver shall be governed by, and construed in accordance with, the laws of the State of the New York.

SECTION 10. Miscellaneous. This Consent and Waiver shall be subject to the provisions of Sections 10.11, 10.12, 10.14, 10.15, 10.18 and 10.19 of the Credit Agreement, each of which is incorporated by reference herein, mutatis mutandis.

[REMAINDER OF PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Consent and Waiver to be duly executed and delivered as of the date first above written.

EL PASO ELECTRIC COMPANY

By: /s/ Rocky R. Miracle
Name: Rocky R. Miracle
Title: Senior Vice President, Corporate Development and Chief Compliance Officer

[Signature Page to Consent and Waiver (El Paso Electric Company)]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity, but solely in its capacity as Trustee

By: /s/ Karen Yu
Name: Karen Yu
Title: Vice President

[Signature Page to Consent and Waiver (El Paso Electric Company)]

MUFG UNION BANK, N.A., as a Lender

By: /s/ Paul V. Farrell
Name: Paul V. Farrell
Title: Managing Director

[Signature Page to Consent and Waiver (El Paso Electric Company)]

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Nancy R. Barwig
Name: Nancy R. Barwig
Title: Executive Director

[Signature Page to Consent and Waiver (El Paso Electric Company)]

MIZUHO BANK, LTD., as a Lender

By: /s/ Edward Sacks
Name: Edward Sacks
Title: Authorized Signatory

[Signature Page to Consent and Waiver (El Paso Electric Company)]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Jesse Tannuzzo
Name: Jesse Tannuzzo
Title: Vice President

[Signature Page to Consent and Waiver (El Paso Electric Company)]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Patrick Donohue
Name: Patrick Donohue
Title: Officer

[Signature Page to Consent and Waiver (El Paso Electric Company)]

COBANK, ACB, as a Lender

By: /s/ Ryan Spearman
Name: Ryan Spearman
Title: Vice President

[Signature Page to Consent and Waiver (El Paso Electric Company)]

Exhibit A

Merger Agreement and Disclosure Letters

[Attached]